Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Basic:
Average shares outstanding	13,701,903	13,700,971	13,703,836	13,703,242
Net income	$ 6,939,542	$ 6,691,078	$13,417,237	$12,882,419
Per share amount	$0.51	$0.49	$0.98	$0.94
Diluted:
Average shares outstanding	13,701,903	13,700,971	13,703,836	13,703,242
Net effect of dilutive stock options - based on the treasury stock method using average market price	234,486	239,171	244,311	239,171
Diluted shares	13,936,389	13,940,142	13,948,147	13,942,413
Net income	$ 6,939,542	$ 6,691,078	$13,417,237	$12,882,419
Per share amount	$0.50	$0.48	$0.96	$0.92

Note: Antidilutive stock options totaling 121,813 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2005. Antidilutive stock options totaling 13,400 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2005. There were no antidilutive stock options for the three and six month periods ended June 30, 2004.